Code of Ethics & Conduct

Covenant Financial Services, LLC
210 Park Avenue, Suite 3000
Oklahoma City, Okla. 73102

Code of Ethics & Conduct – August 2012	Page 1

STATEMENT OF GENERAL POLICY

This Code of Ethics (“Code”) has been adopted by Covenant Financial Services LLC ("Covenant") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Covenant and is designed to, among other things; govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Covenant and its employees owe a fiduciary duty to Covenant's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Covenant continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Covenant and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Covenant has an affirmative duty of utmost good faith to act solely in the best interest of its clients Covenant Financial Services LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Covenant expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Covenant. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Covenant. Covenant's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Steve Hartman, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Covenant.

Code of Ethics & Conduct – August 2012	Page 2

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Covenant in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Steve Hartman. Steve Hartman may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Steve Hartman will periodically consult with other senior management/board of directors of Covenant Financial Services to document compliance with this Code.

Code of Ethics & Conduct – August 2012	Page 3

DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

•
“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic. "Access person" shall include all of Covenant's directors, officers and partners.

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

•
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Fund” means an investment company registered under the Investment Company Act.
•
“Reportable fund”' means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

•
“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Covenant Financial Services or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Covenant or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•
“Supervised person” means directors, officers and partners of Covenant (or other persons occupying a similar status or performing similar functions); employees of Covenant; and any other person who provides advice on behalf of Covenant and is subject to Covenant's supervision and control. Additional categories of persons shall include supervised persons such as temporary employees, consultants, independent contractors and other persons designated by Steve Hartman, the Chief Compliance Officer.

Code of Ethics & Conduct – August 2012	Page 4

STANDARD OF BUSINESS CONDUCT

Covenant places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Covenant's employees and access persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Covenant Financial Services or its agents or employees to employ any device, scheme or artifice to defraud the Fund, any client or prospective client, or to engage in fraudulent, deceptive or manipulative practice with respect to the Fund; It is unlawful for Covenant Financial Services or its agents or employees to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; Furthermore, it is unlawful to engage in any act, practice or course of business that operates or would operate as a  fraud or deceit on the Fund or any client or prospective client.

On an annual basis, Covenant’s Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each registered fund client’s Chief Compliance Officer for review by the registered fund client’s Board of Trustees.

On an annual basis, Covenant’s Chief Compliance Officer shall certify to the Board of Trustees of each registered fund client that Covenant has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics.

This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Code of Ethics & Conduct – August 2012	Page 5

INSIDER TRADING

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Covenant Financial Services to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and Covenant Financial Services may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Covenant Financial Services and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Steve Hartman immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Covenant Financial Services), while in the possession of material, nonpublic information, nor may any personnel of Covenant Financial Services communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Steve Hartman.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

Code of Ethics & Conduct – August 2012	Page 6

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Covenant Financial Services' securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet; a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Covenant Financial Services (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Steve Hartman.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to Steve Hartman.
•	After Steve Hartman has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Steve Hartman before taking any action. This high degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Covenant Financial Services or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Covenant Financial Services must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Steve Hartman immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons:  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Covenant Financial Services and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Code of Ethics & Conduct – August 2012	Page 7

6. Restricted/Watch Lists

Although Covenant Financial Services does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Steve Hartman may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Steve Hartman shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Steve Hartman or Steve Shafer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Steve Hartman and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Code of Ethics & Conduct – August 2012	Page 8

PERSONAL SECURITIES TRANSACTIONS

 General Policy

Covenant Financial Services has adopted the following principles governing personal investment activities by Covenant Financial Services' supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.
•	Pre-Clearance from Steve Hartman is required for any participation in IPO’s.
•
No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Steve Hartman who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

•
Pre-Clearance from Steve Hartman is required prior to participation in any private or limited offerings. No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Steve Hartman who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership of any securities of such issuer;
•	Any contemplated transaction by such person in such securities;
•	Any position with such issuer or its affiliates; and
•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Code of Ethics & Conduct – August 2012	Page 9

GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Covenant Financial Services has adopted the policies set forth below to guide supervised persons in this area.

 General Policy

Covenant Financial Services' policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•
Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Covenant Financial Services, or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•
Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Covenant Financial Services, including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on NASD rule), must obtain consent from Steve Hartman before accepting such gift.

•
This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Covenant Financial Services.

•
This gift reporting requirement is for the purpose of helping Covenant Financial Services monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Steve Hartman.

Code of Ethics & Conduct – August 2012	Page 10

PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

 Confidential Client Information

In the course of investment advisory activities of Covenant Financial Services, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Covenant Financial Services to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Covenant Financial Services' current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

 Non-Disclosure of Confidential Client Information

All information regarding Covenant Financial Services' clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Covenant Financial Services does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Covenant Financial Services will require that any financial intermediary, agent or other service provider utilized by Covenant Financial Services (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Covenant Financial Services only for the performance of the specific service requested by Covenant Financial Services;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Covenant Financial Services, or as otherwise required by any applicable law. In the event Covenant Financial Services is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Covenant Financial Services shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

 Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Covenant Financial Services, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Covenant Financial Services' services to the client.

Code of Ethics & Conduct – August 2012	Page 11

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Covenant Financial Services, must return all such documents to Covenant Financial Services.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

 Security of Confidential Personal Information

Covenant Financial Services enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Covenant Financial Services' services to clients;
•
Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

 Privacy Policy

As a registered investment adviser, Covenant Financial Services and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Covenant Financial Services has adopted policies and procedures to safeguard the information of natural person clients.

 Enforcement and Review of Confidentiality and Privacy Policies

Steve Hartman is responsible for reviewing, maintaining and enforcing Covenant Financial Services' confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of Steve Hartman.

Code of Ethics & Conduct – August 2012	Page 12

SERVICE AS AN OFFICER OR DIRECTOR

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Steve Hartman or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Covenant Financial Services' clients. Where board service or an officer position is approved, Covenant Financial Services shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

COMPLIANCE PROCEDURES

 Pre-clearance

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Covenant Financial Services firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by Steve Hartman. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

 Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Steve Hartman which must contain the information described below.  It is the policy of Covenant Financial Services that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Steve Hartman.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

Code of Ethics & Conduct – August 2012	Page 13

•
The name of any broker, dealer or bank, account name, number and location with whom  the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the supervised person.
•	Any account(s) opened during any given quarter must be disclosed on the next quarterly transaction report.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Covenant Financial Services holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

Code of Ethics & Conduct – August 2012	Page 14

Any transaction or holding report if Covenant Financial Services has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

Steve Hartman, or a designee, will monitor and review all reports required under the Code for compliance with Covenant Financial Services' policies regarding personal securities transactions and applicable SEC rules and regulations. Steve Hartman may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Covenant Financial Services. Any transactions for any accounts of Steve Hartman will be reviewed and approved by the President, or other designated supervisory person. Steve Hartman shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

A copy of each required report described herein must be maintained for a period of at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Code of Ethics & Conduct – August 2012	Page 15

SOCIAL NETWORKING

Regulators consider all communication via the internet, including social networks, the same as in-person or written communications & static postings on public web sites are considered advertisements. As you’ve heard many times, Covenant, as a hedge fund manager, is strictly prohibited from ANY general solicitation or advertising.

●”Tell 2 Friends Factor” –

•	Before Social Media, if someone wanted to tell their friends about you (for good or bad) they probably communicated to anywhere from 1-10 people on average.
•
The “average” user on Facebook now has 130 friends. And, depending on their privacy settings and the settings of all their friends, the worst case scenario has one single comment being viewed by nearly 17,000 people.  And…..that is assuming no one passes it along.

•
An experiment was conducted recently by a guy on LinkedIn with a network of 403 connections. He posed the question of whether people actually read LinkedIn Status Updates. Within 3 days, over 350 people had commented on his status update and over 1,700 people said they “liked” his update.

● Going Viral –

•	Because of the number of connections people have and the ease of passing messages along, conversations can reach millions of people in a very short time.

Although Covenant DOES NOT prohibit employees from having or using Social Media (e.g., Facebook, MySpace, Twitter, LinkedIn, etc.) blog or other form of online publishing or discussion for personal use, they are however, strictly prohibited from utilizing it for ANY business communications associated with Covenant.

1.
Employees may list Covenant as their place of employment along with their job title only. No other information specific to or relating to Covenant, its principal business, or any details of its operations may be listed.

2.	Use of Covenant logos or trademarks is strictly prohibited.
3.
Do not reference, comment on or cite information relating to the firm, its funds or their ’performance, its clients, partners or customers, the Company’s confidential financial information, such as future business performance, business plan, or prospects.

4.
Even though you may use Social Media sites for your private and personal use please remember that you are an integral part of Covenant and your online presence reflects on the company. Be aware that your actions captured via images, posts, or comments can be construed to reflect those of our company.

5.
Covenant prohibits the use of personal email addresses, personal social networks or other personal electronic communications on behalf of the firm. All communications with Firm clients or prospects must be done using their Covenant e-mail address. The SEC has publicly indicated that its expectation is that all firms capture, monitor and retain all electronic communications for the required retention period. Covenant can’t comply with this requirement if personal e-mail addresses, personal networks or personal electronic communications are used for business communications.

Code of Ethics & Conduct – August 2012	Page 16

6.	Personal use of the firm’s e-mail or any other electronic system is strongly discouraged.

7.
Software or other files downloaded from social media sites can contain viruses or cause other computer problems. If accessing social media via a Company computer, employees should not download software made available on a social media site unless you receive prior authorization from Steve Hartman.

8.In general, personal social media activity should not interfere with work commitments. Employees should use their professional judgment and limit their social media activities while at work.

Violation of these policies may result in discipline, up to and including an unpaid suspension and/or immediate termination.

Code of Ethics & Conduct – August 2012	Page 17

POLITICAL CONTRIBUTIONS

It is Covenant Financial Services' policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

All covered associates are required to notify Steve Hartman, of their personal political contributions so they may be documented on the Firm’s Contributions Log.

Covenant Financial Services recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Covenant Financial Services' practice is to restrict, monitor and require prior approval of any political contributions to government officials. Prior approval must be obtained by completing the following “Political Contribution Pre-Approval Form” prior to making the contribution. Covenant also maintains appropriate records for all political contributions made by the firm and/or its covered associates on its “Contributions Log” maintained in a central location on the L Drive.

Code of Ethics & Conduct – August 2012	Page 18

COVERED ASSOCIATE
POLITICAL CONTRIBUTION PRE-APPROVAL FORM

Requested By:

Covered Associate: ____

Title: ____

Is the proposed contribution to be made directly by the Covered Associate: Yes ☐ No ☐

If no, who intends to make the proposed contribution (e.g. spouse, business affiliate, etc.)

____

Proposed Contribution Info:

Date: ____

Recipient: ____

Title: ____
(Including any City/County/State or other subdivision)

Amount: ____

Have you made previous contributions to the proposed recipient: Yes ☐ No ☐

If this is a campaign contribution, please complete the following:

Elected Official ☐ Candidate ☐

Are you entitled to vote for the Candidate? Yes ☐ No ☐

Please provide the following information to the best of your knowledge:

1. **Is the proposed recipient an official of a government entity to which our firm (or an affiliate of our firm) is currently providing advisory services?**

   Yes ☐ No ☐ Unknown ☐

Code of Ethics & Conduct – August 2012	Page 19

2. **Is the proposed recipient an official of a government entity to which our firm (or an affiliate of our firm) is <u>currently seeking</u> advisory services? Yes □ No □**

3. **Is the proposed recipient a political party of a state or locality to which our firm (or an affiliate of our firm) is <u>currently providing</u> advisory services? Yes □ No □**

4. **Is the proposed recipient a political party of a state or locality to which our firm (or an affiliate of our firm) is <u>currently seeking</u> to provide advisory services? Yes □ No □**

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the Chief Compliance Officer, Stephen R. Hartman.

____
Signature

____
(Name)

____
Date

Your Political Contribution request has been:

Approved □ **Denied** □

By: ________________________________
Stephen R. Hartman, Chief Compliance Officer

Date: ________________________________

Code of Ethics & Conduct – August 2012	Page 20

On June 22, 2011, the SEC adopted amendments to rule 206(4)-5, adding provisions extended the scope of the rule, making it applicable to (i) exempt reporting advisers, defined as an investment adviser that is exempt from registration because it is an adviser solely to one or more venture capital funds, or because it is an adviser solely to private funds and has assets under management in the United States of less than $150 million; and foreign private advisers, as defined under rule 202(a)(30)-1.

The amendments also permit an adviser to pay a registered municipal advisor to act as a placement agent to solicit government entities on its behalf provided that the municipal advisor is subject to a pay-to-play rule adopted by the Municipal Securities Rulemaking Board (MSRB) that is at least as stringent as the investment adviser pay-to-play rule.

In addition, the SEC extended the compliance date applicable to third-party solicitor provisions from September 13, 2011 to June 13, 2012 to “provide time for the MSRB and FINRA to adopt pay-to-play rules if they choose to do so.” The extension will also give thirdparty solicitors additional time to come into compliance with the applicable rules.

In July 2010, the SEC adopted "Pay-to-Play" rules; including the new anti-fraud Political Contributions by Certain Investment Advisers Rule (Rule 206(4)-5) under the Advisers Act (SEC Release No. IA-3043). The SEC had previously proposed a similar pay-to-play rule in 1999 which was not adopted. The political contribution rule was re-proposed in 2009 and adopted 7/1/2010.

The Political Contributions rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments.

The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section 203(b)(3) of the Advisers Act (hereafter, the "adviser"), which manage or seek to manage private investment funds in which government and governmental plans invest.

The Political Contribution Rule and amendments to Rule 204-2 are effective 9/13/2010, and the compliance date is 3/14/2011; although the Rule provides an extended date for compliance with certain of its provisions as detailed below.

By March 14, 2011, Advisers with clients who are government entities must comply with the amendments to Rule 204-2, including:

•	Maintaining required records of all individuals who are Covered Associates under the Rule;
•	Maintaining required records of political contributions made by the firm or its Covered Associates on and after that date; and
•	Maintaining required records identifying all government entities to which the Adviser provides advisory services on and after that date

Code of Ethics & Conduct – August 2012	Page 21

The Rule's prohibition on providing advisory services for compensation to a government entity within two years of a contribution will not apply to, and the Rule's prohibition on soliciting or coordinating contributions will not be triggered by contributions made before  March 13, 2011 (i.e., six months after the effective date of the Rule).

Additionally, Advisers that pay regulated persons to solicit government entities for advisory services on their behalf must maintain a list of those persons beginning on and after September 13, 2011 (i.e., one year after the Rule's effective date).

Likewise, Advisers to registered investment companies that are "covered investment pools" must comply with the Rule requirements pertaining to such covered pools within one year after the effective date. During that interim time, contributions made by the Adviser or its Covered Associates to government entity clients that have selected the Adviser's registered investment company as an option of the plan or program will not trigger the prohibitions of the Rule.

Covenant’s designated officer, Stephen Hartman, has the responsibility for the implementation and monitoring of our firm's political contribution policy, practices, disclosures and recordkeeping.

Covenant Financial Services has adopted various procedures to implement the firm's policy, conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•
The Compliance Officer, or other designated officer, determines who is deemed to be a "Covered Associate" of the firm, maintains records including the names, titles, and business and residence addresses of all covered associates;

•
The Compliance Officer, or other designated officer, obtains appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate) if such person will be soliciting municipal business;

•	The Compliance Officer, or other designated officer, monitors and maintains records identifying all government entities to which Covenant Financial Services provides advisory services, if any;
•	The Compliance Officer, or other designated officer, monitors and maintains records detailing political contributions made by the firm and/or its covered associates;

Such records will be maintained in chronological order and will detail:

•	Name and title of the contributor;
•	Name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;
•	Amount and date of each contribution or payment; and
•	Whether any such contribution was the subject of the exception for certain returned contributions.

Code of Ethics & Conduct – August 2012	Page 22

The Compliance Officer, or other designated officer, will maintain appropriate records following the departure of a covered associate who made a political contribution triggering the two-year 'time out' period;

The Compliance Officer, or other designated officer, maintains records reflecting approval of political contributions made by the firm and/or its covered associates;

Prior to engaging a third party solicitor to solicit advisory business from a government entity, the Compliance Officer, or other designated officer, will determine that such solicitor is (1) a "regulated person" as defined under this Rule and (2) determined that such individual has not made certain political contributions or otherwise engaged in conduct that would disqualify the solicitor from meeting the definition of "regulated person";

On at least an annual basis, the Compliance Officer, or other designated officer, will require covered associates and any third party solicitors to confirm that such person(s) have reported any and all political contributions, and continue to meet the definition of "regulated person";

The Compliance Officer, or other designated officer, maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

The Compliance Officer, or other designated officer, will monitor states' registration and/or reporting requirements pursuant to the firm's use of any 'placement agents' (including employees of the firm and/or its affiliates) for the solicitation of or arrangements for providing advisory services to any government entity or public pension plan.

Code of Ethics & Conduct – August 2012	Page 23

BOOKS & RECORDS

Steve Hartman shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•
A record of any violation of Covenant Financial Services' Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Covenant Financial Services;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
•
A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

•
A copy of any required report described herein must be maintained for a period of at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

REPORTING VIOLATIONS AND SANCTIONS

All supervised persons shall promptly report to Steve Hartman or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Steve Hartman shall promptly report to other senior management all apparent material violations of the Code. When Steve Hartman finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

On an annual basis, Covenant’s Chief Compliance Officer shall prepare a written report describing any issues arising under this Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures any sanctions imposed due to such violations and submit the information to each registered fund client’s Chief Compliance Officer for review by the registered fund client’s Board of Trustees.

Code of Ethics & Conduct – August 2012	Page 24

On an annual basis, Covenant’s Chief Compliance Officer shall certify to the Board of Trustees of each registered fund client that Covenant has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics.

Code of Ethics & Conduct – August 2012	Page 25

CERTIFICATION

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Steve Hartman that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code by executing & returning the Acknowledgement which follows.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Steve Hartman in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Steve Hartman that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Steve Hartman regarding any inquiries pertaining to the Code or the policies established herein.

Code of Ethics & Conduct – August 2012	Page 26

ACKNOWLEDGEMENT

Covenant Financial Services’ written Code of Ethics sets standards of professional conduct for its personnel consistent with Covenant’s fiduciary duties and other applicable law or that address, where applicable, standards of conduct for covered persons, protection of material nonpublic information, requirements to comply with federal securities laws, report personal securities transactions, review of those reports and report violations of the Code of Ethics to a designated person.

Covenant’s Code is based on a few basic principles that should pervade all investment related activities of all employees, personal as well, professional: (1) the interests of Covenant’s clients/investors come before the Adviser’s or any employee’s interests; (2)each employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients/investors and those of the Adviser or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee’s position of trust with and responsibility to the Adviser and its clients/investors, including taking inappropriate advantage of that position.

Please acknowledge your commitment to reading, understanding and adhering to Covenant Financial Services’ Code of Ethics by signing, dating and returning this certification within 10 business days to Steve Hartman, Chief Compliance Officer.

Acknowledged By:

Signature	Date

Title

Code of Ethics & Conduct – August 2012	Page 27